Exhibit a.5

ICAP FUNDS, INC.

Articles of Amendment

ICAP Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended, (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  On May 22, 2006, a majority of the Board of Directors of the Corporation adopted a resolution to amend the charter of the Corporation (the “Amendment”) to change the name of the Common Stock of each series as follows:

SECOND:  The authorized 100,000,000 issued and unissued shares of Common Stock of the Corporation currently designated as shares of the ICAP Equity Fund are hereby redesignated as Class I shares of Common Stock of the MainStay ICAP Equity Fund.

THIRD:  The authorized 50,000,000 issued and unissued shares of Common Stock of the Corporation currently designated as shares of the ICAP Select Equity Fund are hereby redesignated as Class I shares of Common Stock of the MainStay ICAP Select Equity Fund.

FOURTH:  The authorized 50,000,000 issued and unissued shares of Common Stock of the Corporation currently designated as shares of the ICAP International Fund are hereby redesignated as Class I shares of Common Stock of the MainStay ICAP International Fund.

FIFTH:  The change in designation of shares of stock provided for above does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends,

qualifications, or terms or conditions of redemption of such stock, which remain as set forth in Article V, Section 5.5 of the Articles of Incorporation of the Corporation.

SIXTH:  The Amendment is limited to changes expressly permitted by Section 2-605 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

SEVENTH:  These Articles of Amendment will become effective at 12:00 a.m. on August 30, 2006.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed as of the 22nd day of May, 2006 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of the Articles of Amendment are true in all material respects and that this statement is made under penalties of perjury.

Witness:	ICAP Funds, Inc.

/s/ Pamela H. Conroy	/s/ Robert H. Lyon
Pamela H. Conroy	Robert H. Lyon
Secretary	President